Exhibit 99.1

To our shareholders:

At Amazon’s current scale, planting seeds that will grow into meaningful new businesses takes some discipline, a bit of patience, and a nurturing culture.

Our established businesses are well-rooted young trees. They are growing, enjoy high returns on capital, and operate in very large market segments. These characteristics set a high bar for any new business we would start. Before we invest our shareholders’ money in a new business, we must convince ourselves that the new opportunity can generate the returns on capital our investors expected when they invested in Amazon. And we must convince ourselves that the new business can grow to a scale where it can be significant in the context of our overall company.

Furthermore, we must believe that the opportunity is currently underserved and that we have the capabilities needed to bring strong customer-facing differentiation to the marketplace. Without that, it’s unlikely we’d get to scale in that new business.

I often get asked, “When are you going to open physical stores?” That’s an expansion opportunity we’ve resisted. It fails all but one of the tests outlined above. The potential size of a network of physical stores is exciting. However: we don’t know how to do it with low capital and high returns; physical-world retailing is a cagey and ancient business that’s already well served; and we don’t have any ideas for how to build a physical world store experience that’s meaningfully differentiated for customers.

When you do see us enter new businesses, it’s because we believe the above tests have been passed. Our acquisition of Joyo.com is a first step in serving the most populous country in the world. E-commerce in China is still in its early days, and we believe it’s an excellent business opportunity. Shoes, apparel, groceries: these are big segments where we have the right skills to invent and grow large-scale, high-return businesses that genuinely improve customer experience.

Fulfillment by Amazon is a set of web services API’s that turns our 12 million square foot fulfillment center network into a gigantic and sophisticated computer peripheral. Pay us 45 cents per month per cubic foot of fulfillment center space, and you can stow your products in our network. You make web services calls to alert us to expect inventory to arrive, to tell us to pick and pack one or more items, and to tell us where to ship those items. You never have to talk to us. It’s differentiated, can be large, and passes our returns bar.

Amazon Web Services is another example. With AWS, we’re building a new business focused on a new customer set … software developers. We currently offer ten different web services and have built a community of over 240,000 registered developers. We’re targeting broad needs universally faced by developers, such as storage and compute capacity—areas in which developers have asked for help, and in which we have deep expertise from scaling Amazon.com over the last twelve years. We’re well positioned to do it, it’s highly differentiated, and it can be a significant, financially attractive business over time.

In some large companies, it might be difficult to grow new businesses from tiny seeds because of the patience and nurturing required. In my view, Amazon’s culture is unusually supportive of small businesses with big potential, and I believe that’s a source of competitive advantage.

Like any company, we have a corporate culture formed not only by our intentions but also as a result of our history. For Amazon, that history is fairly fresh and, fortunately, it includes several examples of tiny seeds growing into big trees. We have many people at our company who have watched multiple $10 million seeds turn into billion dollar businesses. That first-hand experience and the culture that has grown up around those successes is, in my opinion, a big part of why we can start businesses from scratch. The culture demands that these new businesses be high potential and that they be innovative and differentiated, but it does not demand that they be large on the day that they are born.

I remember how excited we were in 1996 as we crossed $10 million in book sales. It wasn’t hard to be excited—we had grown to $10 million from zero. Today, when a new business inside Amazon grows to $10 million, the overall company is growing from $10 billion to $10.01 billion. It would be easy for the senior executives who run our established billion dollar businesses to scoff. But they don’t. They watch the growth rates of the emerging businesses and send emails of congratulations. That’s pretty cool, and we’re proud it’s a part of our culture.

In our experience, if a new business enjoys runaway success, it can only begin to be meaningful to the overall company economics in something like three to seven years. We’ve seen those time frames with our international businesses, our earlier non-media businesses, and our third party seller businesses. Today, international is 45% of sales, non-media is 34% of sales, and our third party seller businesses account for 28% of our units sold. We will be happy indeed if some of the new seeds we’re planting enjoy similar successes.

We’ve come a distance since we celebrated our first $10 million in sales. As we continue to grow, we’ll work to maintain a culture that embraces new businesses. We will do so in a disciplined way, with an eye on returns, potential size, and the ability to create differentiation that customers care about. We won’t always choose right, and we won’t always succeed. But we will be choosy, and we will work hard and patiently.

As always, I attach our 1997 letter to shareholders. You’ll see that our philosophy and approach have not changed. Many thanks for your support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.